Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2012

—Reports Earnings of 85 Cents per Diluted Share for the Fourth Quarter—

SANTA ANA, Calif., Feb. 21, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for residential and commercial real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2012.

Current Quarter Highlights

•	Title Insurance and Services segment pretax margin of 12.7 percent

•	Commercial division revenues of $146.0 million, up 36 percent compared to last year

•	Specialty Insurance segment pretax margin of 16.6 percent

•	Cash flow from operations of $178.2 million

•	Completed $250 million offering of 10-year, 4.3 percent senior notes on Jan. 29, 2013

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2012	2011	2012	2011
Total revenues	$1,276.8	$996.6	$4,541.8	$3,820.6
Income before taxes	147.7	66.1	467.4	130.3
Net income	$93.3	$40.2	$301.0	$78.3
Net income per diluted share	0.85	0.38	2.77	0.73

Total revenues for the fourth quarter of 2012 were $1.3 billion, an increase of 28 percent relative to the fourth quarter of 2011. Net income in the current quarter was $93.3 million, or 85 cents per diluted share, compared with net income of $40.2 million, or 38 cents per diluted share, in the fourth quarter of 2011. The current quarter results include net realized investment gains of $6.2 million, or 4 cents per diluted share, compared with net realized losses of $2.2 million, or 1 cent per diluted share, in the prior year. The fourth quarter results for 2011 also include a $19.2 million charge for a legal settlement, or 11 cents per diluted share.

Total revenues for the full year of 2012 were $4.5 billion, an increase of 19 percent relative to the prior year. Net income was $301.0 million, or $2.77 per diluted share, compared with $78.3 million, or 73 cents per diluted share, in 2011. The results for the full year 2012 include $57.0 million of net realized investment gains, or 34 cents per diluted share, primarily due to the sale of CoreLogic common stock, compared with net realized investment losses of $9.2 million, or 5 cents per diluted share, in 2011. In addition, the prior year results for 2011 include charges of $77.5 million, or 43 cents per diluted share, which incorporate a $45.3 million reserve addition for the guaranteed valuation product offered in Canada and $32.2 million for a legal settlement.

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

“2012 was a successful year for the company,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “We grew total revenue by 19 percent and, due to strong operating leverage, we significantly improved our profitability. Our pretax title margin of 11.3 percent and return on equity of 13.7 percent both exceeded the goals we established back in 2010 prior to the spinoff.

“During the fourth quarter, closed orders in our title business were the strongest of the year, driven by refinance and commercial activity. Revenues in our commercial division were $146 million for the quarter, up 36 percent compared to the prior year. The company delivered a strong title segment pretax margin of 12.7 percent.

“In late January of this year, we completed a $250 million offering of 10-year, 4.3 percent senior notes to provide the company with long-term financing that increases our financial flexibility going forward.

“With new and existing home purchases in the early stages of recovery, we are optimistic that the housing market will continue to improve. We also expect continued strength in the commercial market. While there is uncertainty concerning the impact and timing of the expected decline in refinance activity and the magnitude of growth in the purchase market, we believe the company is well positioned going into 2013.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2012	2011
Total revenues	$1,197.0	$923.0
Income before taxes*	$152.5	$75.8
Pretax margin	12.7%	8.2%
Direct open orders	408,100	320,100
Direct closed orders	335,300	249,700
Commercial**
Total revenues	$146.0	$107.3
Open orders	20,600	17,100
Closed orders	13,600	10,200
Average revenue per order	$9,900	$8,400

*	See footnote (2) on page 8.
**	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.2 billion in the fourth quarter of 2012, an increase of 30 percent from the same quarter of 2011. Direct premiums and escrow fees were up 38 percent compared to the fourth quarter of 2011, due to a 34 percent increase in the number of direct title orders closed in the quarter and a small increase in average revenue per order. Average revenue per direct title order was $1,547, an increase of 3 percent compared with the fourth quarter of 2011, as the shift in the mix of revenues to lower-premium refinance transactions was more

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

than offset by an increase in the average revenue per closed order for commercial and purchase transactions. Agent premiums were up by 30 percent in the current quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $161.9 million this quarter, up 5 percent as compared to the same quarter of last year, driven by higher demand for the company’s title plant information and default information products, partly offset by lower demand for title-related services in Canada. Total investment income was up $10.7 million compared to the fourth quarter of 2011, primarily reflecting higher net realized investment gains and an increase in income from the investment portfolio.

Personnel costs were $339.1 million in the fourth quarter, an increase of $56.1 million, or 20 percent, compared with the fourth quarter of 2011. This increase was primarily due to higher incentive-based compensation driven by improved revenues and profitability and, to a lesser extent, higher staffing levels required to support the increased order volume compared to the prior year.

Other operating expenses were $210.9 million in the fourth quarter, up $42.1 million, or 25 percent, compared with the fourth quarter of 2011. This increase was primarily due to higher production-related expenses and temporary labor costs driven by the increase in order volumes in the current quarter.

The provision for policy losses and other claims was $70.7 million in the fourth quarter, or 7.0 percent of title premiums and escrow fees, up $6.2 million compared with the same quarter of the prior year. The current quarter rate of 7.0 percent reflects an ultimate loss rate of 5.1 percent for the current policy year and a net increase in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $152.5 million in the fourth quarter, compared with $75.8 million in the fourth quarter of 2011, or an increase of 101 percent. Pretax margin was 12.7 percent in the current quarter.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2012	2011
Total revenues	$80.0	$72.2
Income before taxes*	$13.2	$10.2
Pretax margin	16.6%	14.1%

*	See footnote (2) on page 8.

Total revenues for the Specialty Insurance segment were $80.0 million in the fourth quarter of 2012, up 11 percent compared with the fourth quarter of 2011. Higher premiums and favorable loss experience combined to deliver a pretax margin of 16.6 percent, up from 14.1 percent in the fourth quarter of 2011. The overall loss ratio in the Specialty Insurance segment was 51 percent in the current quarter, down from 53 percent in the prior year.

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

Teleconference/Webcast

First American’s fourth quarter and full year 2012 results will be discussed in more detail on Thursday, Feb. 21, 2013, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (800) 369-1861. Callers from outside the United States may dial (517) 308-9158. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through March 1, 2013, by dialing (203) 369-0799. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.5 billion in 2012, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to recovery of the home purchase market, improvement in the housing market, improvement in the commercial market, future refinance activity and growth in the purchase market, the company’s future performance, incurred and paid claims trends, investment in value-creating projects in the company’s core business, strategic acquisitions that complement the company’s existing business, and the return of capital to the shareholders, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Loranger	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2012	2011	2012	2011
Total revenues	$1,276,823	$996,566	$4,541,821	$3,820,574
Income before income taxes	$147,684	$66,116	$467,406	$130,293
Income tax expense	54,482	25,738	165,678	51,714

Net income	93,202	40,378	301,728	78,579
Less: Net (loss) income attributable to noncontrolling interests	(75)	151	687	303

Net income attributable to the Company	$93,277	$40,227	$301,041	$78,276

Net income per share attributable to stockholders:
Basic	$0.87	$0.38	$2.83	$0.74
Diluted	$0.85	$0.38	$2.77	$0.73
Cash dividends declared per share	$0.12	$0.06	$0.36	$0.24
Weighted average common shares outstanding:
Basic	106,929	105,474	106,307	105,197
Diluted	109,477	107,111	108,542	106,914
Selected Title Information
Title orders opened	408,100	320,100	1,635,000	1,254,100
Title orders closed	335,300	249,700	1,191,500	917,500
Paid title claims	$66,261	$111,317	$285,210	$347,818

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$627,208	$418,299
Investment portfolio	3,113,560	2,642,917
Goodwill and other intangible assets	902,952	878,414
Total assets	6,050,847	5,362,210
Reserve for claim losses	976,462	1,014,676
Notes payable	229,760	299,975
Total stockholders’ equity	2,348,065	2,028,600

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended December 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$594,820	$518,753	$76,067	$—
Agent premiums	489,530	489,530	—	—
Information and other	162,333	161,931	408	(6)
Investment income	23,954	22,233	1,859	(138)
Net realized investment gains(1)	6,186	4,567	1,619	—

	1,276,823	1,197,014	79,953	(144)

Expenses
Personnel costs	363,404	339,081	13,775	10,548
Premiums retained by agents	391,490	391,490	—	—
Other operating expenses	228,411	210,938	11,808	5,665
Provision for policy losses and other claims	109,441	70,710	38,731	—
Depreciation and amortization	20,006	18,071	1,202	733
Premium taxes	14,758	13,565	1,193	—
Interest	1,629	653	—	976

	1,129,139	1,044,508	66,709	17,922

Income (loss) before income taxes(2)	$147,684	$152,506	$13,244	$(18,066)

For the Three Months Ended December 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$444,571	$375,604	$68,967	$—
Agent premiums	377,553	377,553	—	—
Information and other	154,047	153,742	309	(4)
Investment income	22,593	18,157	2,670	1,766
Net realized investment (losses) gains(1)	(2,198)	(2,029)	275	(444)

	996,566	923,027	72,221	1,318

Expenses
Personnel costs	309,665	282,959	13,168	13,538
Premiums retained by agents	301,900	301,900	—	—
Other operating expenses	183,506	168,873	9,992	4,641
Provision for policy losses and other claims	101,210	64,517	36,693	—
Depreciation and amortization	19,905	18,074	1,058	773
Premium taxes	11,304	10,176	1,128	—
Interest	2,960	770	—	2,190

	930,450	847,269	62,039	21,142

Income (loss) before income taxes(2)	$66,116	$75,758	$10,182	$(19,824)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation.

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,041,740	$1,745,687	$296,053	$—
Agent premiums	1,709,905	1,709,905	—	—
Information and other	645,023	643,433	1,605	(15)
Investment income	88,181	77,257	8,923	2,001
Net realized investment gains (1)	56,972	24,238	8,590	24,144

	4,541,821	4,200,520	315,171	26,130

Expenses
Personnel costs	1,334,866	1,233,203	55,453	46,210
Premiums retained by agents	1,370,193	1,370,193	—	—
Other operating expenses	836,319	769,477	42,395	24,447
Provision for policy losses and other claims	397,717	237,427	160,290	—
Depreciation and amortization	74,950	67,610	4,553	2,787
Premium taxes	51,304	46,283	5,021	—
Interest	9,066	2,646	—	6,420

	4,074,415	3,726,839	267,712	79,864

Income (loss) before income taxes(2)	$467,406	$473,681	$47,459	$(53,734)

For the Twelve Months Ended December 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,634,177	$1,360,512	$273,665	$—
Agent premiums	1,491,943	1,491,943	—	—
Information and other	621,483	619,951	1,531	1
Investment income	82,153	75,875	10,380	(4,102)
Net realized investment (losses) gains(1)	(9,182)	(7,162)	1,406	(3,426)

	3,820,574	3,541,119	286,982	(7,527)

Expenses
Personnel costs	1,178,368	1,085,871	50,737	41,760
Premiums retained by agents	1,195,282	1,195,282	—	—
Other operating expenses	761,878	702,508	38,066	21,304
Provision for policy losses and other claims	420,136	270,697	149,439	—
Depreciation and amortization	76,889	69,259	4,197	3,433
Premium taxes	45,663	40,972	4,691	—
Interest	12,065	2,949	—	9,116

	3,690,281	3,367,538	247,130	75,613

Income (loss) before income taxes(2)	$130,293	$173,581	$39,852	$(83,140)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation.

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First American Financial Reports Fourth Quarter and Full Year 2012 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2012	2011	2012	2011
Total revenues	$1,197,014	$923,027	$4,200,520	$3,541,119
-Net realized investment gains (losses)	4,567	(2,029)	24,238	(7,162)
-Investment income	22,233	18,157	77,257	75,875
-Premiums retained by agents	391,490	301,900	1,370,193	1,195,282

Net operating revenues	778,724	604,999	2,728,832	2,277,124

Personnel and other operating expenses	$550,019	$451,832	$2,002,680	$1,788,379
Ratio (% net operating revenues)	70.6%	74.7%	73.4%	78.5%
Ratio (% total revenues)	45.9%	49.0%	47.7%	50.5%

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